Exhibit 4.7

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

THIS VOTING AGREEMENT is made effective on the 20th day of July, 2016.

BETWEEN:

DIAMEDICA INC.

(the “Corporation”)

- and -

Stephen Mullie

(the “Shareholder”)

WHEREAS:

A.

Hermeda Industrial Co., Ltd. (the “Investor”) and the Corporation have entered into an Investment Agreement dated July 16, 2016 (the “Investment Agreement”) which provides, among other things, that the investor will subscribe for common shares in the capital of the Corporation (the “Common Shares”) on a private placement basis;

B.	As of the date hereof, the Shareholder is the beneficial owner, directly or indirectly, or has control or direction over 1,127,000 Common Shares;

C.

The holders of Common Shares, including the Shareholder, will be entitled to consider an ordinary resolution to elect directors of the Corporation at the next annual meeting of shareholders of the Corporation which is currently anticipated to be held on or about October 2016 (the “Meeting”); and

D.

As a condition to the willingness of the Investor to enter into the Investment Agreement, and in order to induce the Investor to enter into the Investment Agreement, the Corporation has agreed to enter into this Voting Agreement with the Shareholder.

NOW THEREFORE, in consideration of the premises and of the mutual agreement and covenants set forth herein and in the Investment Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1 - VOTING OF SHARES

1.1     The Shareholder, solely in the Shareholder’s capacity as a shareholder of the Corporation, irrevocably and unconditionally agrees that on and after the Effective Date (as defined herein), at the Meeting or any adjournment thereof, the Shareholder shall:

(a)     appear in person at such Meeting or otherwise cause all of the Common Shares that it beneficially owns, directly or indirectly, or has control or direction over as at the date of the Meeting to be counted as present thereat for purposes of calculating a quorum;

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

(b)     vote (or cause to be voted), in person or by proxy, all of the Common Shares that it beneficially owns, directly or indirectly, or has control or direction over as at the date of the Meeting in favour of the ordinary resolution to be considered by shareholders of the Corporation at such Meeting to elect the Investor’s nominee to the board of directors of the Corporation; and

(c)     vote (or cause to be voted), in person or by proxy, all of the all of the Common Shares that it beneficially owns, directly or indirectly, or has control or direction over as at the date of the Meeting against ally resolution submitted at such Meeting that is inconsistent with the resolution described in Section 1.1(b) hereof.

1.2     On and after the Effective Date, this Voting Agreement and the obligations of the Shareholder pursuant to this Voting Agreement shall terminate upon the earlier to occur of (a) the date of the termination of the Meeting or any adjournment thereof, and (b), the date that the Investor holds less than ten percent (10%) of the issued and outstanding Common Shares.

1.3     For the purposes of this Voting Agreement, “Effective Date” shall mean the date on which the Investor first acquires a minimum of ten percent (10%) of the issued and outstanding Common Shares pursuant to the terms of the Investment Agreement.

1.4     The parties hereto acknowledge and agree that this Voting Agreement is entered into by the Shareholder solely in its capacity to vote the Common Shares that it beneficially owns, directly or indirectly, or exercises control or direction over from time to time during the term of this Voting Agreement.

Article 2 - REPRESENTATIONS AND WARRANTIES

2.1     The Shareholder hereby represents and warrants to the Corporation as follows:

(a)     the Shareholder is competent or duly authorized, as the case may be, to execute and deliver this Agreement and to perform its obligations hereunder;

(b)     as at the date hereof, the Shareholder beneficially owns, directly or indirectly. or exercises control or direction over 1,127,000 Common Shares; and

(c)     to the knowledge of the Shareholder, no person, firm or corporation has any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, merger, transfer or assignment of any of the Common Shares beneficially owned, directly or indirectly by the Shareholder or over which the Shareholder exercises control or direction, or any interest therein or rights thereto.

Article 3 - GENERAL PROVISIONS

3.1     The representations and warranties made by the Shareholder in this Voting Agreement shall not survive any termination of the Investment Agreement or this Voting Agreement.

CONFIDENTIAL TREATMENT REQUESTED

BY DIAMEDICA THERAPEUTICS INC.

PURSUANT TO 17 C.F.R. SECTION 200.83

3.2     Notwithstanding any other provision of this Voting Agreement, nothing herein shall be interpreted as a limitation or prohibition on the Shareholder’s right to deal with, sell, transfer or assign its Common Shares from time to time and in its sole discretion.

3.3     The provisions of this Voting Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Voting Agreement nor any of the rights, interest or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto.

3.4     This Agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba and the parties irrevocably attorn to the jurisdiction of the courts of the Province of Manitoba.

3.5     The parties hereto agree that irreparable damage would occur in the event that any provision of this Voting Agreement is not performed in accordance with its specific terms or is otherwise breached.

3.6     If any term or other provision of this Voting Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect.

3.7     No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or on exercise of any other right, power or privilege. None of the parties hereto shall be deemed to have waived any claim available to such party arising out of this Voting Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such waiving party.

3.8     This Voting Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

DIAMEDICA INC. Per: /s/ Rick Pauls Name: Rick Pauls Title: President and Chief Executive Officer
Stephen Mullie Per: /s/ Stephen Mullie Name: Title: